Exhibit 99.1
Foghorn Therapeutics Provides Financial Update for 2025 and 2026 Strategic Outlook

FHD-909 (LY4050784) Phase 1 dose-escalation advancing as planned, targeting SMARCA4 (BRG1)-mutant cancers with a focus on non-small cell lung cancer (NSCLC)

Selective CBP degrader program with potential in ER+ breast cancer tracking to IND-enabling studies in 2026

Selective EP300 degrader program tracking to IND-enabling studies in 2026 with a focus in multiple myeloma (MM) and diffuse large b-cell lymphoma (DLBCL)

Completed a $50 million registered direct financing in January 2026

Strong balance sheet with cash, cash equivalents, and marketable securities of $158.9 million as of December 31, 2025; with the addition of the January 2026 financing, the company has cash runway into the first half of 2028

WATERTOWN, Mass. -- (GLOBE NEWSWIRE) – March 11, 2026 -- Foghorn® Therapeutics Inc. (Nasdaq: FHTX), a clinical-stage biotechnology company pioneering a new class of medicines that treat serious diseases by correcting abnormal gene expression, today provided a financial and corporate update in conjunction with the Company’s 10-K filing for the year ending December 31, 2025. With an initial focus in oncology, Foghorn’s Gene Traffic Control® Platform and resulting broad pipeline have the potential to transform the lives of people suffering from a wide spectrum of diseases.

“We are building meaningful momentum as we further advance our first-in-class portfolio of potential medicines targeting cancers with significant unmet needs,” said Adrian Gottschalk, President and Chief Executive Officer of Foghorn. “Our lead candidate FHD-909 continues to progress as planned through dose escalation in collaboration with Lilly. The trial is enriching for NSCLC patients with SMARCA4 mutations, where outcomes remain especially poor and deteriorate with later lines of therapy. In parallel, our wholly owned programs are moving toward the clinic. Our Selective CBP degrader program and our Selective EP300 degrader are on track for IND-enabling studies in 2026. Our recent cash infusion strengthens our balance sheet and enables us to focus on continued execution beyond our near-term milestones.”

Recent Corporate Updates

Bolstered Balance Sheet. Announced the successful closing of a $50 million registered direct financing at $6.71 (issue price), a 30% premium to the closing price on January 9, 2026. The offering also included series warrants representing 50% coverage at $13.42 per share (two times the issue price) and another 50% coverage at $20.13 per share (three times the issue price). The transaction, supported by BVF Partners, Deerfield Management, founding investor Flagship Pioneering and a leading biotech mutual fund, strengthens the Company’s balance sheet and extends the anticipated cash runway into the first half of 2028.

Strengthened Executive Leadership. In February 2026, Foghorn appointed Ryan Maynard as Chief Financial Officer. Mr. Maynard joins Foghorn with over 25 years of executive experience driving financial strategy, capital markets execution, and operational performance across public and private biopharmaceutical companies.

Program Overview and Upcoming Milestones

FHD-909 (LY4050784). FHD-909 is a first-in-class oral SMARCA2 selective inhibitor that has demonstrated in preclinical studies to have high selectivity over its closely related paralog SMARCA4, two proteins that are the catalytic engines across all forms of the BAF complex. Selectively blocking SMARCA2 activity is a promising synthetic lethal strategy intended to induce tumor death while sparing healthy cells. SMARCA4 is mutated in up to 10% of NSCLC alone and implicated in a significant number of solid tumors. Across lines of therapy, significant unmet needs remain for patients with SMARCA4 (BRG1)-mutant cancers, with both poor response rates and short progression-free survival.
•Phase 1 trial on track. Enrollment in the first-in-human Phase 1 multi-center trial of FHD-909 is progressing well. The trial is on track, following the dosing of the first patient in October 2024.
•Synergistic preclinical data of FHD-909 in combination with pembrolizumab and KRAS inhibitors. Preclinical data support enhanced anti-tumor activity of FHD-909 in combination with standard-of-care (SoC) chemotherapies, anti-PD-1 pembrolizumab and several novel KRAS inhibitors in NSCLC animal models.
◦Pending successful Phase 1 dose escalation results, Foghorn and Lilly anticipate evaluating FHD-909 in combination studies in the front-line setting of NSCLC.

Ongoing strategic collaboration with Lilly. Foghorn is collaborating with Lilly to develop novel oncology medicines, including a 50/50 U.S. co-development and co-commercialization agreement for its selective SMARCA2 oncology program that includes both a selective inhibitor and a selective degrader, as well as an additional undisclosed oncology target. The collaboration also includes three discovery programs from Foghorn’s proprietary Gene Traffic Control® platform.

Selective CBP degrader program. Foghorn's Selective CBP degrader selectively targets CBP, an acetyltransferase closely related to EP300. CBP lineage dependencies are established in several cancers, including breast cancer, and there is also a synthetic relationship in EP300-mutated cancers, which include endometrial, cervical, ovarian, bladder, and colorectal cancer. Attempts to selectively drug CBP have been challenging due to the high level of similarity between the two proteins, while dual inhibition of CBP/EP300 has been associated with dose-limiting toxicities.
•Preclinical data for the Selective CBP degrader program identified CBPd-171 as a highly potent and selective lead candidate, which is currently advancing through dose-range finding toxicology studies.
•CBPd-171 demonstrates promising efficacy in ER+ breast cancer, while showing no impact on platelet counts and sparing megakaryocytes. Additionally, it demonstrates robust anti-tumor activity in EP300-mutant solid tumors and broader CBP-dependent cancers.
•A long-acting injectable (LAI) formulation has been optimized for subcutaneous administration on a weekly or every-other-week schedule, supporting convenient and patient-friendly dosing.
•Investigational New Drug (IND)-enabling studies anticipated in 2026.
Selective EP300 degrader program. Foghorn is developing a Selective EP300 degrader for the treatment of hematological malignancies and prostate cancer. Attempts to selectively drug EP300 have been challenging due to the high level of similarity between EP300 and CBP, while dual inhibition of CBP/EP300 has been associated with dose-limiting toxicities. EP300 lineage dependencies are established in several hematologic malignancies, which include diffuse large b-cell lymphoma (DLBCL) and multiple myeloma (MM).
•Preclinical efficacy and safety data for selective EP300 degraders in models of hematological malignancies demonstrate broad anti-tumor activity across more than 70% of hematologic sub-lineages tested, highlighting the program’s wide therapeutic potential.
•A VHL-based selective degrader has shown impressive efficacy in MM without hematologic toxicities, including thrombocytopenia, and EP300 degraders have retained full efficacy in IMiD-resistant multiple myeloma cell lines. Together, these findings support a favorable tolerability profile and suggest broad applicability in combination regimens across hematologic cancers.
•IND-enabling studies anticipated in 2026.
Selective ARID1B degrader program. Foghorn's first-in-class Selective ARID1B degrader selectively targets and degrades ARID1B in ARID1A-mutated cancers. ARID1A is the most mutated subunit in the BAF complex and amongst the most mutated proteins in cancer. These mutations lead to a dependency on ARID1B in several types of cancer, including endometrial, gastric, gastroesophageal junction, bladder and NSCLC. Attempts to selectively drug ARID1B have been challenging because of the high degree of similarity between ARID1A and ARID1B and the fact that ARID1B has no enzymatic activity to target. ARID1B is a major synthetic lethal target implicated in up to 5% of all solid tumors.
•The preclinical program has made meaningful progress with the development of both VHL- and cereblon-based bifunctional degraders designed with potential for oral delivery. Both have achieved selective degradation of ARID1B, confirming effective target engagement, and have demonstrated modulation of downstream target genes consistent with ARID1B pathway disruption.
•Advancing towards in vivo proof of concept in 2026.

Chromatin Biology and Degrader Platform. Foghorn continues to advance its chromatin biology and degrader platform with investments in induced proximity, long-acting injectables, novel ligases, and oral delivery.

Full Year 2025 Financial Highlights

•Collaboration Revenues. Collaboration revenues were $30.9 million for the year ended December 31, 2025, compared to $22.6 million for the year ended December 31, 2024. The increase year-over-year was primarily driven by continued advancement of programs under the Lilly Collaboration Agreement.

•Research and Development Expenses. Research and development expenses were $85.5 million for the year ended December 31, 2025, compared to $94.5 million for the year ended December 31, 2024. This decrease was primarily due to a decrease in FHD-286 costs, decreases in personnel-related costs, early development and other research external costs and facilities and IT-related expenses, partially offset by an increase in Lilly-partnered programs.

•General and Administrative Expenses. General and administrative expenses were $27.6 million for the year ended December 31, 2025, compared to $28.4 million for the year ended December 31, 2024. This decrease was primarily due to lower facilities and IT related expenses.

•Net Loss. Net loss was $74.3 million for the year ended December 31, 2025, compared to a net loss of $86.6 million for the year ended December 31, 2024.

•Cash, Cash Equivalents and Marketable Securities. As of December 31, 2025, the Company had $158.9 million in cash, cash equivalents and marketable securities, providing cash runway into the first half of 2028.

About FHD-909
FHD-909 (LY4050784) is a potent, first-in-class, allosteric, and orally available small molecule that selectively inhibits the ATPase activity of SMARCA2 (BRM) over its closely related paralog SMARCA4

(BRG1), two proteins that are the catalytic engines across all forms of the BAF complex, one of the key regulators of the chromatin regulatory system. In preclinical studies, tumors with mutations in SMARCA4 rely on SMARCA2 for their survival. FHD-909 has shown significant anti-tumor activity across multiple SMARCA4-mutant lung tumor models.

About Foghorn Therapeutics
Foghorn® Therapeutics is discovering and developing a novel class of medicines targeting genetically determined dependencies within the chromatin regulatory system. Through its proprietary scalable Gene Traffic Control® platform, Foghorn is systematically studying, identifying, and validating potential drug targets within the chromatin regulatory system. The Company is developing multiple product candidates in oncology. Visit our website at www.foghorntx.com for more information on the Company, and follow us on X and LinkedIn.

Forward-Looking Statements
This press release contains “forward-looking statements.” Forward-looking statements include statements regarding the Company’s ongoing Phase 1 trial of FHD-909 in SMARCA4-mutated cancers, pre-clinical product candidates, expected timing of clinical data, expected cash runway, expected timing of regulatory filings, and research efforts and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risks relating to our clinical trials and other factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made.

Condensed Consolidated Balance Sheets
(In thousands)

	Dec. 31, 2025	Dec. 31, 2024
Cash, cash equivalents and marketable securities	$158,894	$243,747
All other assets	39,209	40,235
Total assets	$198,103	$283,982
Deferred revenue, total	$249,154	$280,063
All other liabilities	57,449	49,447
Total liabilities	306,603	329,510
Total stockholders’ deficit	(108,500)	(45,528)
Total liabilities and stockholders’ deficit	$198,103	$283,982

Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	Twelve Months Ended December 31,
	2025	2024
Collaboration revenue	$30,909	$22,602
Operating expenses:
Research and development	85,466	94,528
General and administrative	27,550	28,359
Gain on lease modification	(1,632)	—
Impairment of long-lived assets	5,914	2,398
Total operating expenses	117,298	125,285
Loss from operations	(86,389)	(102,683)
Total other income, net	12,106	16,063
Net loss	$(74,283)	$(86,620)
Net loss per share attributable to common stockholders—basic and diluted	$(1.18)	$(1.58)
Weighted average common shares outstanding—basic and diluted	62,980,959	54,899,432

Contact:
Karin Hellsvik, Foghorn Therapeutics Inc.
khellsvik@foghorntx.com